Cohen & Steers Infrastructure Fund, Inc. shareholders voted on the following proposals at the annual meeting held on April 23, 2015. The description of each proposal and number of shares voted are as follows:

Common Shares


Shares Voted For

Authority Withheld
Proposal 1. To elect Directors:




George
Grossman

54,031,413.764

2,184,851.683
Robert H.
Steers

54,082,043.751

2,134,221.696
C. Edward Ward,
Jr.

54,049,635.209

2,166,630.238

Common Shares







Shares Voted For

Shares Voted Against
Shares
Abstained
Proposal 2. To approve the revision of UTF's fundamental investment restriction with respect to concentrating investments in an industry as described below:
* Current Restrictions: The Fund may not invest more than 25% of its managed assets in securities of issuers in any one industry, except for the utility industry.
* Proposed Amended Restriction: The Fund may not invest more than 25% of its managed assets in securities of issuers in any one industry, except for securities in infrastructure companies.


39,242,920.159

845,430.733
649,101.765



Exhibit 77C